Exhibit 10.1

November 15, 2007

Dear Michael:

I am very pleased to extend to you this offer to join the Depomed team as Vice President, Product Development, reporting to Carl Pelzel, President and CEO.  The rate of pay we offer is $310,000.00 annually.  In addition, a one-time sign-on bonus of $25,000.00 will be paid to you within 15 days of your first day of employment.  This offer of employment is valid through Monday, November 19, 2007.

Your compensation package additionally includes options to acquire 95,000 shares of Depomed Common Stock, at a per-share market price established upon approval by Depomed’s Board of Directors.  These options will vest over a four-year period, as provided for in Depomed’s 2004 Equity Plan. The plan will be forwarded to you upon Board approval.  Under Depomed’s formal bonus plan, the bonus target at the vice president level is 35% of base pay; a copy of the plan is enclosed for your review.

Also, you will be entitled to our complete benefits package including participation in Depomed’s healthcare insurance and, should you choose to participate, a 401(k) retirement plan.  During your first year of employment you will be entitled to 14 days of vacation and to the ten holidays that are observed by the Company.

Additionally, as a condition for employment, it will be necessary that you sign a copy of the Company’s Confidential Information, Secrecy and Invention Agreement. Consistent with Company policy, the initial three months of employment are considered introductory and for the purpose of performance evaluation; employment at Depomed is considered “at will”.  As required by law, you must show proof of citizenship, permanent residency in the U.S. or authorization to work in the U.S.  To complete the I-9 form, we ask that you bring copies of this documentation on your first day of employment.

Michael, I am very pleased to extend this offer to you, and on behalf of all the Depomed employees I look forward to having you join us. Oral drug delivery is the focus of Depomed’s activities and your skills and experience will make you an important member of our Company.  If you elect to accept this offer, please sign and return one copy of this letter to me.  A pre-addressed, envelope is provided for your convenience.

This letter correctly sets forth our agreement.

Sincerely,

Signed:	/s/ Matthew M. Gosling
Matthew M. Gosling
Vice President and General Counsel

Signed:	/s/ Michael Sweeney, M.D.
Michael Sweeney, M.D.

Dated: 11/19/2007